Exhibit 99.1

Sun Hydraulics Agrees to Acquire Enovation Controls, a Leader in Electronic Control,

Display and Instrumentation Solutions

Acquisition Positions Sun in New Markets, Expands Opportunities for Growth and Customer Reach

SARASOTA, FL, November 7, 2016 – Sun Hydraulics Corporation (NASDAQ: SNHY) has entered into an agreement with Enovation Controls, LLC, an Oklahoma-based and privately held provider of electronic control, display and instrumentation solutions, to acquire its Power Controls (PC) and Vehicle Technologies (VT) lines of business.  The acquisition is expected to close in 30 days, subject to regulatory approval and other customary closing conditions.

Key Transaction Highlights:

•	Acquisition value at initial consideration of $200M and additional earn-out potential of $50M over 27 months
•	Expected to be immediately accretive to Sun’s 2017 earnings per share by $0.25 – $0.35
•	Funded with cash on hand and cash available under Sun’s revolving credit facility
•	Tax step-up basis benefit estimated at $35+M of value
•	Annual profit synergies of $5M expected by 2020

“With this acquisition, Sun acts on its commitment to our customers and shareholders. Our strategic focus is on innovation and complete system solutions. Enovation Controls’ premium products support this focus and are an excellent fit with the Sun brand,” said Wolfgang Dangel, Sun’s President and CEO.  “The PC and VT businesses are highly successful.  They operate in some of the same industries Sun currently serves, while providing diversification opportunities in markets such as marine, power systems and recreational vehicles. Enovation Controls’ products will complement Sun’s current offerings in mobile and industrial applications as hydraulic systems increasingly incorporate electronics.”

“Enovation Controls, co-founded by Frank Murphy III and Kennon Guglielmo, is among the fastest growing and most innovative electronic control and display companies globally,” continued Dangel. “The acquisition of the PC and VT business lines provides Sun attractive new brands with proven appeal, including the highly respected Murphy® brand, while infusing Sun with fresh ideas and expertise.”

“Today marks the beginning of an exciting new chapter for Enovation Controls,” said Murphy, co-founder. “We have a deep respect for Sun Hydraulics.  It is clear they share our commitment to addressing the needs of customers who build systems requiring both superior performance and reliability while incorporating cutting-edge technology. We are proud of the innovative company our team has built, and we are confident Sun will continue our strong tradition of stewardship given its reputation for leadership, global presence and resources.”

Sun will maintain Enovation Controls as a separate standalone company, with Kennon Guglielmo remaining involved on the leadership team.  The PC business will continue to provide electronic control systems, displays and customized instrumentation panels for power units, generator sets, off-highway equipment, and engine and pump instrumentation.  The company’s VT business will continue to provide electronic controls and infotainment solutions, solving complex problems in the recreational and off-highway vehicle and marine markets.

The acquired company will consist of approximately 300 employees located around the globe in the United States, England, Germany, India and China.  Enovation Controls’ two other lines of business, Natural Gas Production Controls and Engine Controls and Fuel Systems, will operate as a newly formed company not owned by Sun.

Sun’s financial advisor for the transaction was Robert W. Baird & Co. Incorporated.  Shumaker Loop & Kendrick, LLP acted as legal advisor.

Enovation’s financial advisor for the transaction was Founders Investment Banking.  Norton Rose Fulbright acted as legal advisor.

As a reminder, Sun Hydraulics’ third quarter earnings will be released later today.

Webcast

Sun invites investors and the general public to view and listen to a webcast of a live conference call with investment analysts at 9 a.m. EDT on Tuesday, November 8, 2016.  Webcast discussion will include third quarter earnings and the Enovation Controls acquisition, including related financial data.  To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-264-8893 and using 9833886 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun leadership will then answer these and other questions during the Company’s webcast. A copy of this release is posted on the Investor Relations page of our website under “Press Releases.”

About Sun

Sun Hydraulics is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves, manifolds and integrated package solutions for worldwide industrial and mobile markets.  For more information about Sun, please visit our website at www.sunhydraulics.com.

About Enovation Controls

Enovation Controls, LLC is a leading global provider of sophisticated digital control systems for gaseous fuel engines and engine-driven equipment focused on the vehicle and energy markets.  The company combines the wide-ranging control and display capabilities of the Murphy® brand with the extensive engine control expertise of the EControls® brand. As a leader in the natural gas market, Enovation Controls’ develops systems-based solutions that are high technology, mission-critical systems utilized in many markets including: commercial vehicles, natural gas compression and liquids, off-highway, material handling, agriculture and both recreational and commercial marine.  With a global installed base of over one million engine control systems, their brands are recognized for providing innovative, ruggedized, integrated turnkey solutions that combine proprietary software platforms and customized hardware.

Contact:

David Lamb

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200